Exhibit 99.B(m)(4)(ii)

AMENDED SCHEDULE 1

with respect to

VOYA SERIES FUND, INC.

THIRD AMENDED AND RESTATED

SHAREHOLDER SERVICES PLAN

CLASS O SHARES

Name of Funds

Voya Capital Allocation Fund

Voya Corporate Leaders 100 Fund

Voya Mid Cap Value Advantage Fund

Voya Money Market Fund

Voya Small Company Fund

Date last updated: September 10, 2015